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THIS TERM SHEET ("TERM SHEET") sets forth the basic terms of the Agreement between

iChargeit Inc., on the one hand and Info Touch Technologies Corp. on the other hand and is dated March 31, 1999 for reference purposes.

Initiatives - The relationship will initially be comprised of several initiatives to be performed by both parties. The initiatives will include the following:

Info Touch Technologies Corp. will:

1) Provide iChargeit Inc. with a sample model of the Elantranet for $3200.

2) Develop a special modified "Elantranet" branded under the iChargeit name.

3) Allow iChargeit to market and private label the entire Info Touch line of products

4) Use its best efforts to provide the software functionality desired by iChargeit in its Netlock Software which will allow free access or pay access depending upon URL.

5) Allow iChargeit to market the line of Kiosks on the iChargeit.com websites and include any images or information currently available on the infotouch.net website.

6) Accept a signed credit approval from iChargeit's Leasing Provider in Lieu of payment for each Kiosk order, this signed credit approval will be replaced with full payment for each Kiosk within 24 hours of successful installation of the Kiosk.

7) Allow iChargeit access to the Info Touch Technical programmers so that iChargeit can develop a pay-at-kiosk software interface.

8) Upgrade at no charge all ICI Kiosks sold prior to the Netlock software upgrade, with the new Netlock software due to be released during the second quarter of 1999.

9)Allow iChargeit to call Info Touch an iChargeit Fulfillment partner and to say they have a strategic alliance with Info Touch in their press releases, the same allowance will be granted to Info Touch if they desire to mention their relationship with iChargeit.

IChargeit Inc. will:

1) Make an initial purchase of 6 Kiosks in order to receive private labeling from Info Touch.

2) Agree not to disclose any of Info Touchs technologies or software.

3) Issue to Info Touch 5000 restricted shares of ICHG stock within 30 days of delivery of the initial 6 Kiosks.

4) Include the Surfnet logo on the iChargeit homepage provided it does not contain the surfingthenet url.

5) Pay any additional costs required to place the logos iChargeit desires on the shell of the kiosk.

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6) Co-brand the ICI Kiosks and graphics user interface with a "Powered by
Surfnet" phrase and logo (provided the surfingthenet url is not displayed.)


While the parties intend to replace this term sheet with a more formal set of documents, this term sheet is nonetheless a binding agreement between the parties when signed by both parties in the spaces provided below. This term sheet will govern the relationship between the parties until a more formal set of documents is executed and will not in any way be affected by the failure to such formal set of documents.


Date: 3/31/99                          Date:  April 6th, 1999
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Signed   /s/ Jesse Cohe                Signed  /s/   (illegible)
      ------------------------------          --------------------------------
          CEO iChargeit Inc.                  CEO Info Touch Technologies Corp.

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